Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to all references to our firm included in this Form 10–K for the year ended December 31, 2015 and the Registration Statement Nos. 333–179981 and 333–172593 on Form S–3 and Registration Statement Nos. 333–172624, 333– 163686 and 333–140205 on Form S–8 of EV Energy Partners, L.P. with respect to our estimates of the oil, natural gas and natural gas liquids reserves of EV Energy Partners, L.P.

/s/ D. RANDALL WRIGHT

President

Wright & Company, Inc.

TX Reg. No F–12302

February 26, 2016